Exhibit 99.1

NewBay Software Limited

Non-Statutory Consolidated Financial Statements

As of January 1, 2010 and December 31, 2010 and 2011 and for the Years
Ended December 31, 2010 and 2011

Non-Statutory Consolidated Financial Statements 2010 and 2011

Independent Auditors’ Report

To the Board of Directors of

NewBay Software Limited

Dublin, Ireland

We have audited the accompanying consolidated statement of financial position of NewBay Software Limited and its subsidiaries (the “Company”), as of January 1, 2010 and December 31, 2010 and 2011 and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the years ended December 31, 2010 and 2011.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our audit opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of NewBay Software Limited and its subsidiaries as of January 1, 2010 and December 31, 2010 and 2011, and the results of their operations and their cash flows for the years ended December 31, 2010 and 2011 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

In these non-statutory consolidated financial statements the Company adopted IFRS effective January 1, 2010.  A reconciliation of amounts previously reported in accordance with generally accepted accounting principles in Ireland to those reported under IFRS is set out in note 27.

/s/ DELOITTE & TOUCHE

Dublin

Ireland

March 7, 2013

NewBay Software Limited

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

		December 31	December 31
		2010	2011
	Note	€	€

Revenue		20,277,258	23,543,653
Cost of sales		(3,440,050)	(3,599,703)
Gross profit		16,837,208	19,943,950

Sales and marketing expenses		(2,536,650)	(3,576,412)
Research and development expenses		(11,631,524)	(10,282,839)
Administration expenses		(8,167,978)	(9,760,148)
Foreign currency exchange movements		545,482	(383,690)
Operating loss		(4,953,462)	(4,059,139)

Finance income	16	47,123	13,813
Finance costs	17	(327,306)	(528,386)
Other gains and losses		—	(376,523)
Loss before income tax		(5,233,645)	(4,950,235)

Income tax (expense)/credit	19	(10,626)	6,712
Loss for the year		(5,244,271)	(4,943,523)

Other comprehensive income:
Exchange translation adjustment		(1,242,332)	324,329
Total comprehensive loss		(6,486,603)	(4,619,194)

NewBay Software Limited

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		January 1,	December 31,	December 31,
	Note	2010 €	2010 €	2011 €

ASSETS
Non-current assets
Property, plant and equipment	6	1,667,311	2,864,707	3,360,917
		1,667,311	2,864,707	3,360,917
Current assets
Corporation tax recoverable		25,068	34,078	46,655
Trade and other receivables	7	4,888,261	6,359,478	7,862,185
Cash and cash equivalents		6,458,119	7,073,355	3,387,846
		11,371,448	13,466,911	11,296,686

Total assets		13,038,759	16,331,618	14,657,603

EQUITY
Capital and reserves attributable to equity holders of the Group
Share capital	8	4,725	4,800	5,916
Share premium	8	11,193,885	11,271,322	13,006,156
Share based payments reserve		306,889	376,794	—
Exchange translation reserve		(96,529)	(1,338,861)	(1,014,532)
Accumulated deficit		(11,228,297)	(16,472,568)	(20,873,213)
Total equity		180,673	(6,158,513)	(8,875,673)

LIABILITIES

Non-current liabilities
Finance leases	13	326,008	1,294,254	721,288
Deferred revenue		3,986,624	5,695,816	2,964,480
Loans	12	—	1,421,933	—
Preference shares	9	—	703,461	707,125
		4,312,632	9,115,464	4,392,893
Current liabilities
Deferred revenue		4,495,555	7,550,268	8,438,753
Trade and other payables	10	3,594,474	3,531,470	5,670,957
Provisions	11	—	—	3,864,286
Loans	12	—	981,947	—
Warrant liability	9	—	112,364	—
Finance leases	13	455,425	1,198,618	1,166,387
		8,545,454	13,374,667	19,140,383

Total liabilities		12,858,086	22,490,131	23,533,276

Total equity and liabilities		13,038,759	16,331,618	14,657,603

NewBay Software Limited

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

		Share capital	Share premium	Share based payments reserve	Exchange translation reserve	Accumulated deficit	Total
	Notes	€	€	€	€	€	€
Balance at January 1, 2010		4,725	11,193,885	306,889	(96,529)	(11,228,297)	180,673
Loss for the year		—	—	—	—	(5,244,271)	(5,244,271)
Exchange translation adjustment		—	—	—	(1,242,332)	—	(1,242,332)
Issue of ordinary shares	8.1	75	77,437	—	—	—	77,512
Share based payment expense	8.2	—	—	69,905	—	—	69,905
Balance at December 31, 2010		4,800	11,271,322	376,794	(1,338,861)	(16,472,568)	(6,158,513)

Balance at January 1, 2011		4,800	11,271,322	376,794	(1,338,861)	(16,472,568)	(6,158,513)
Loss for the year		—	—	—	—	(4,943,523)	(4,943,523)
Exchange translation adjustment		—	—	—	324,329	—	324,329
Issue of ordinary shares	8.1	1,079	1,281,611	—	—	—	1,282,690
Issue of convertible preference shares	8.1	37	453,223	—	—	—	453,260
Share based payment expense	8.2	—	—	166,084	—	—	166,084
Transfer to reserves		—	—	(542,878)	—	542,878	—
Balance at December 31, 2011		5,916	13,006,156	—	(1,014,532)	(20,873,213)	(8,875,673)

NewBay Software Limited

CONSOLIDATED STATEMENTS OF CASH FLOWS

		2010	2011
	Notes	€	€

Net cash from operating activities	20	(1,703,953)	(36,476)

Cash flows from investing activities
Sale of property, plant and equipment		833	44,425
Purchases of property, plant and equipment		(10,412)	(1,399,570)
Net cash used in investing activities		(9,579)	(1,355,145)

Cash flows from financing activities
Issue of ordinary shares		77,512	1,282,690
Issue of preference shares		703,170	37
Loans received		2,833,183	—
Issue of warrants		112,364	—
Repayment of loans		(429,012)	(2,472,466)
Repayment of finance lease obligations		(637,389)	(1,278,462)
Net cash provided by/(used in) financing activities		2,659,828	(2,468,201)

Effect of exchange rate changes on cash and cash equivalents		(331,060)	174,313

Net increase/(decrease) in cash and cash equivalents		615,236	(3,685,509)

Cash and cash equivalents at beginning of year		6,458,119	7,073,355

Cash and cash equivalents at end of year		7,073,355	3,387,846

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS

1.              General information

NewBay Software Limited (the “Company”) and subsidiaries (together with the Company, the “Group”), an Ireland corporation, was formed on November 28, 2002.  The address of the registered office is The Academy, 42 Pearse Street, Dublin 2, Ireland.

The Group has offices in the US and Ireland and it is engaged in digital content services, enabling operators and device makers to deliver a lifetime of content experiences across connected devices such as mobiles, PCs, tablets and TVs. NewBay provides an open, white label software platform, called LifeCache, that powers cloud-based services for storing, sharing, accessing and organising digital content across any Internet connected device. Access to the software is either provided through a hosting arrangement or where the customer runs the software on their own hardware the Group provides on-going support and maintenance.

2.              Summary of significant accounting policies

The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

2.1                     Statement of compliance

The Group financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and their interpretations issued by the International Accounting Standards Board (“IASB”).

2.2                     Basis of preparation

The consolidated financial statements have been prepared under the historical cost convention and in accordance with the Group’s accounting policies under IFRS. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

The financial statements for the years ended December 31, 2010 and 2011 have been presented for the first time under IFRS with effect from the transition date of January 1, 2010. The impact on the reported results, financial position and cash flows of the Group on transition to IFRS is set out in Note 27.

IFRS applied by the Group in the preparation of these financial statements is that which was effective at December 31, 2011.

2.3                     New and revised IFRSs issued but not yet effective

Standards issued but not yet effective up to the date of issuance of the Group’s financial statements are listed below. This listing is of standards and interpretations issued, which the Group reasonably expects to be applicable at a future date.

•       IFRS 9 “Financial Instruments” (effective for annual periods beginning on or after January 1, 2015) IFRS 9 is the first Phase of the Board’s project to replace IAS 39 “Financial Instruments: Recognition and Measurement” (“IAS 39”) and deals with the classification and measurement of financial assets and financial liabilities. The IASB intends to expand IFRS 9 in subsequent phases in order to add new requirements for impairment and hedge accounting.

•       IFRS 13 “Fair Value Measurement” (effective for annual periods beginning on or after January 1, 2013) IFRS 13 provides new guidance on fair value measurement and disclosure requirements. These requirements do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRSs.  IFRS 13 provides a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs.  Disclosure requirements are enhanced and apply to all assets and liabilities measured at fair value.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•       IAS 1 (Amendment) “Presentation of Financial Statements” (effective for annual periods beginning on or after July 1, 2012)   The amendment requires entities to separate items presented in other comprehensive income into two groups, based on whether or not they may be recycled to profit or loss in the future.

•       IFRS 7 (Amendment) “Financial Instruments: Disclosures” (effective for annual periods beginning on or after January 1, 2013) The IASB has published this amendment to include information that will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements, including rights of set-off associated with the entity’s recognised financial assets and recognised financial liabilities, on the entity’s financial position.

•        IAS 32 (Amendment) “Financial Instruments: Presentation” (effective for annual periods beginning on or after January 1, 2014). This amendment to the application guidance in IAS 32 clarifies some of the requirements for offsetting financial assets and financial liabilities on the statement of financial position.

In May 2011, a package of five standards on consolidation, joint arrangements, associates and disclosures was issued, including IFRS 10, IFRS 11, IFRS 12, IAS 27 (as revised in 2011) and IAS 28 (as revised in 2011).  Key requirements of these five standards are described below.

•        IFRS 10 “Consolidated Financial Statements” (effective for annual periods beginning on or after January 1, 2013) replaces the part of IAS 27 Consolidated and Separate Financial Statements that deal with consolidated financial statements. SIC-12 Consolidation — Special Purpose Entities will be withdrawn upon the effective date of IFRS 10. Under IFRS 10, there is only one basis for consolidation, that is, control. In addition, IFRS 10 includes a new definition of control that contains three elements: (a) power over an investee, (b) exposure, or rights, to variable returns from its involvement with the investee, and (c) the ability to use its power over the investee to effect the amount of the investor’s return. Extensive guidance has been added in IFRS 10 to deal with complex scenarios.

•        IFRS 11 “Joint Arrangements” (effective for annual periods beginning on or after January 1, 2013) replaces IAS 31 Interests in Joint Ventures. IFRS 11 deals with how a joint arrangement of which two or more parties have joint control should be classified. Standing Interpretations Committee (“SIC”) 13 Jointly Controlled Entities — Non-monetary Contributions by Venturers will be withdrawn upon the effective date of IFRS 11. Under IFRS 11, joint arrangements are classified as joint operations or joint ventures, depending on the rights and obligations of the parties to the arrangements. In contrast, under IAS 31, there are three types of joint arrangements: jointly controlled entities, jointly controlled assets and jointly controlled operations. In addition, joint ventures under IFRS 11 are required to be accounted for using the equity method of accounting, whereas jointly controlled entities under IAS 31 can be accounted for using the equity method of accounting or proportional consolidation.

•        IFRS 12 “Disclosure of Interests in Other Entities” (effective for annual periods beginning on or after January 1, 2013) is a disclosure standard and is applicable to entities that have interests in subsidiaries, joint arrangements, associates and/or unconsolidated structured entities. In general, the disclosure requirements in IFRS 12 are more extensive than those in the current standards.

In June 2012, amendments to IFRS 10, IFRS 11 and IFRS 12 were issued to clarify certain transitional guidance on the application of these IFRSs for the first time.

The Group has not voluntarily applied any of the new or amended regulations mentioned above before their binding date of application and is currently assessing the impact of the standards on consolidated financial statements.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.4                     Consolidation

(a)                       Subsidiaries

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. Inter-company transactions, balances, income and expenses on transactions between Group companies are eliminated.

2.5                     Revenue Recognition

The Group derives its revenue from the sale of software licences, related hardware, customisation and deployment services, hosting services and maintenance. Revenue is measured at the fair value of the consideration received or receivable, and represents amounts receivable for goods supplied or services rendered, stated net of discounts, returns and value added taxes.

(a)    Sale of hardware

The Group recognises revenue from the sale of hardware when the goods are delivered and title has passed, at which time all of the following conditions are satisfied:

•                  the Group has transferred to the buyer the significant risks and rewards of ownership of the goods;

•                  the Group retains neither continuing managerial involvement to the degrees usually associated with ownership nor effective control over the goods sold;

•                  the amount of revenue can be reliably measured;

•                  it is probable that future economic benefits will flow to the entity; and

•                  the costs incurred or to be incurred in respect of the transaction can be measured reliably.

(b)    Rendering of services

Set-up fees for service arrangements are deferred and recognised on a straight-line basis over the term of the contract since these amounts would not have been paid by the customer without the related hosting or maintenance arrangement. Software licence fees are also deferred and recognised on a straight line basis over the term of the contract.

Professional service arrangements can include customisation and deployment services. They can be provided on a standalone basis or supplied in conjunction with software arrangements. They are accounted for separately when the professional services have standalone value to the customer and there is reliable evidence of the fair value of the professional services. When accounted for separately, revenues are recognised as services are performed and all other elements of revenue recognition have been satisfied. Where professional service arrangements do not to qualify to be accounted for separately, revenues are recognised rateably over the term of the contract.

Hosting services and maintenance and support revenues are recognised rateably over the term of the contract.

Deferred revenues represent billings to customers for services in advance of performance of the services.

Amounts recoverable on contracts represent revenues that have been earned, having met the criteria for revenue recognition, but not yet invoiced.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.6                     Foreign currency translation

a)                           Functional and presentational currency

The Group’s financial statements are presented in euros.

b)                           Foreign currency transactions

Items included in the financial statements of a subsidiary are measured using the currency of the primary economic environment in which the subsidiary operates (the “functional currency”). Foreign currency transactions are translated into the functional currency using the exchange rate prevailing at the date of the transactions. Monetary assets and liabilities denominated in foreign currency are translated at the exchange rates prevailing at the reporting date. Exchange movements on these are recognised in the consolidated statement of comprehensive income in the period in which they arise.

c)                            Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated into euros at exchange rates at the reporting date. The income and expenses of foreign operations are translated into euro at exchange rates at the dates of the transactions. Foreign currency differences are recognised in other comprehensive income, and presented in the exchange translation reserve in equity

When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely in the foreseeable future, foreign currency gains and losses arising from such item are considered to form part of the net investment in the foreign operation and are recognised in other comprehensive income, and presented in the exchange translation reserve in equity.

2.7                     Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses. Depreciation is recognised so as to write off the cost of assets less their residual values over their useful lives, using the straight line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period with the effect of any changes in estimate accounted for on a prospective basis.

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets, or where shorter, over the lease term.

The estimated useful lives of tangible fixed assets by reference to which depreciation has been calculated are as follows:

Office equipment	3-5 years
Fixtures and fittings	3 years
Computer software	1 year/length of license
Computer equipment	2-3 years

Assets under construction are carried at cost less any recognised impairment loss. Depreciation on these assets, on the same basis as other property, plant and equipment, commences when the assets are ready for their intended use.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of an asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and it is recognised in the consolidated statement of comprehensive income.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.8                     Impairment of property, plant and equipment

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable cash inflows. Property, plant and equipment that suffered an impairment are reviewed subsequently for possible reversal of the impairment at each reporting date.

2.9                     Research and development expenditure

Expenditure on research activities is recognised as an expense in the period in which it is incurred.

An internally generated intangible asset arising from development (or from the development phase of an internal project) is recognised if, and only if, all of the following have been demonstrated:

•                                the technical feasibility of completing the intangible asset so that it will be available for use or sale.

•                                its intention to complete the intangible asset and use or sell it.

•                                its ability to use or sell the intangible asset.

•                                how the intangible asset will generate probable future economic benefits. Among other things, the entity can demonstrate the existence of a market for the output of the intangible asset or the intangible asset itself or, if it is to be used internally, the usefulness of the intangible asset.

•                                the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset.

•                                its ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognised for internally generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Development costs are expensed as incurred unless they meet the criteria (noted above) for deferral and amortisation. Software development costs incurred to date did not meet these criteria and have been expensed as incurred.

2.10              Trade receivables

Trade receivables are amounts due from customers for merchandise sold or services performed in the ordinary course of business. If collection is expected in one year or less (or in the normal operating cycle of the business if longer) they are classified as current assets. If not they are presented as non-current assets.

Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment.

2.11              Cash and cash equivalents

Cash and cash equivalents comprise cash and short term cash deposits with an original maturity of three months or less, net of outstanding overdrafts. The carrying amounts of these assets is approximately equal to their fair value due to their short term nature.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.12              Share capital

Ordinary shares, “B” ordinary shares and Series “A” Convertible Preference shares are classified as equity. Cumulative redeemable preference shares are classified as a financial liability.

2.13              Financial assets, liabilities and equity instruments

Financial assets and liabilities are recognised on the balance sheet when the Group becomes a party to the contractual provisions of the instrument.

Financial instruments issued by the Group are treated as equity (i.e. forming part of shareholders’ funds) only to the extent that they meet the following two conditions:

(i)                           They include no contractual obligation upon the Group to deliver cash or other financial assets to exchange financial assets or financial liabilities with another party under conditions that are potentially unfavourable to the Group; and

(ii)                        Where the instrument will or may be settled in the Company’s own equity instruments, it is either a non-derivative that includes no obligation to deliver a variable number of the Company’s own equity instruments or is derivative that will be settled by the Company exchanging a fixed amount of cash or other financial assets for a fixed number of its own equity instruments.

To the extent that this definition is not met, the proceeds of issue are classified as a financial liability.

Finance payments associated with financial liabilities are dealt with as part of interest payable and similar charges.

2.14              Trade payables

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Trade payables are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

2.15              Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the consolidated statement of comprehensive income over the period of the borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs.

Preference shares, which are mandatorily redeemable on a specific date, are classified as financial liabilities. The dividends on these preference shares are recognised in the consolidated statement of comprehensive income as finance costs.

2.16              Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for this intended use or sale, are added to the cost of those assets, until such time as the assets are ready for their intended use or sale.  All other borrowing costs are recognised in the consolidated statement of comprehensive income in the period in which they are incurred.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.17              Provisions

Provisions for legal claims are recognised when the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount can be reliably estimated.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows when the effect of the time value of money is material.

2.18              Taxation

The tax expense for the period comprises current and deferred tax. Tax is recognised in the consolidated statement of comprehensive income, except to the extent that it relates to items recognised directly in equity.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled. Deferred tax is charged or credited in the consolidated statement of comprehensive income, except when it relates to items charged or credited in other comprehensive income, in which case the deferred tax is also dealt with in other comprehensive income

Deferred tax assets are only recognised to the extent that it is probable that future taxable profits will be available against which the asset can be utilised.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

2.19              Employee benefits

(a) Defined contribution retirement benefit plan

The Group companies operate a defined contribution retirement benefit plan. Payments to the defined contribution retirement benefit scheme are charged as an expense when employees have rendered service entitling them to the contributions.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(b) Profit-sharing and bonus plans

The Group recognises a liability and an expense for bonuses and profit-sharing, based on a formula that takes into consideration the profit attributable to the Company’s shareholders after certain adjustments. The Group recognises a provision where contractually obliged or where there is a past practice that has created a constructive obligation.

2.20              Operating leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the statement of comprehensive income on a straight-line basis over the period of the lease.

2.21              Finance leases

The Group leases certain office and computer equipment. Leases of office and computer equipment, where the Group has substantially all the risks and rewards of ownership, are classified as finance leases. Finance leases are capitalised at the lease’s commencement at the lower of the fair value of the leased equipment and the present value of the minimum lease payments.

Each lease payment is allocated between the liability and finance charges. The corresponding rental obligations, net of finance charges, are included as appropriate in current and non-current liabilities. The interest element of the finance cost is charged to the consolidated statement of comprehensive income over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The office and computer equipment capitalised under finance leases is depreciated over the shorter of the useful life of the asset and the lease term.

2.22              Government grants

Government grants are recognized where there is a reasonable assurance that the grant will be received and all attaching conditions will be complied with.

Capital grants are credited to the balance sheet when the related eligible expenditure is incurred. Annual transfers to the consolidated statement of comprehensive income are made to amortize such grants at the same rate at which the related fixed assets are depreciated.

Revenue grants are recognized in the consolidated statement of comprehensive income in the period in which the related expenditure is incurred.

Research and Development tax credits received are treated as a government grant deducted in reporting the related expenditure.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.23              Share based payments

The Company issues equity-settled share-based payments to certain employees. Equity-settled share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Company’s estimate of the shares that will eventually vest and adjusted for the effect of non-market-based vesting conditions.

Fair value is measured using the Black-Scholes pricing model. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations.

All employee share options were exercised on October 24, 2011. The amount that would have otherwise been recognised over the remainder of the vesting period was recognised immediately.

2.24              Effective interest method

Revenue and expense on financial instruments classified as loans and receivables or financial liabilities at amortised cost, are recognised on an effective interest rate basis. This calculation takes into account interest received or paid and fees and commissions paid or received that are integral to the yield as well as incremental transaction costs. The effective interest rate is the rate that discounts the expected future cash flows over the expected life of the financial instrument or, where appropriate, a shorter period, to the net carrying amount of the financial instrument at initial recognition.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.                                 Financial risk management

Capital management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

The capital structure for the Group consists of net debt (loans as detailed in Note 12 offset by cash and cash equivalents) and equity of the Group (comprising issued capital, reserves, and accumulated deficits as detailed in the Consolidated Statement of Changes in Equity).

The Group seeks to reduce exposures to foreign exchange and other financial risks, to ensure liquidity is available to meet the foreseeable needs of the Group and to invest cash assets safely and profitably. The Group does not engage in speculative trading in financial instruments and transacts only in relation to underlying business requirements.

The Board provides principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk and credit risk.

Financial risk management objectives

The Group’s finance function provides services to the business, co-ordinates access to domestic and international financial markets, monitors and manages the financial risks relating to the operations of the Group through internal risk reports which analyses exposures by degree and magnitude of risks. These risks include market risk (including currency risk, fair value interest rate risk and price risk), credit risk, liquidity risk and cash flow interest rate risk.

Foreign exchange risk management

The Group seeks to reduce exposures to foreign exchange and other financial risks, to ensure liquidity is available to meet the foreseeable needs of the Group and to invest cash assets safely and profitably. The Group does not engage in speculative trading in financial instruments and transacts only in relation to underlying business requirements.

Foreign exchange rate risk is the risk that the fair value of future cash flows will fluctuate because of the changes in foreign exchange rates. The Group’s foreign currency exposures are principally to the US Dollar.

Although a substantial proportion of the Group’s revenue and profit is earned outside Ireland, subsidiaries generally only trade in their own currency. The Group is therefore not subject to any significant foreign exchange transactional exposure within these subsidiaries. The Group’s principal exposure to foreign currency, therefore, lies in the translation of overseas profits into Euro.

The carrying amount of the Group’s foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:

	Liabilities			Assets
	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011

US Dollar	€231,695	€1,288,347	€1,739,143	€2,495,247	€4,367,069	€6,223,227

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of January 1, 2010, December 31, 2010 and 2011, if the currency had strengthened or weakened by 10% against the US dollar with all other variables held constant, the loss for the year would have been impacted by €nil.  Equity would have been €585,131 lower and €715,161 higher (December 31, 2010: €33,550 lower and €41,005 higher, January 1, 2010: €63,474 lower and €77,579 higher) mainly as a result of foreign exchange gains/losses on translation of US subsidiary.

Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group manages its exposure to liquidity risk by monitoring rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs.

The table below analyses the Group’s non-derivative financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. This table includes both interest and principal cash flows.

	Notes	Up to 1 year	1-2 years	2-5 years	Over 5 years	Total
Balance at January 1, 2010

Finance leases	13	488,897	239,451	102,623	—	830,971
Trade payables and accruals	10	3,594,474	—	—	—	3,594,474
Cumulative redeemable preference shares	9	—	—	—	—	—
Loans	12	—	—	—	—	—
		4,083,371	239,451	102,623	—	4,425,445

	Notes	Up to 1 year	1-2 years	2-5 years	Over 5 years	Total
Balance at December 31, 2010

Finance leases	13	1,278,908	747,160	579,604	—	2,605,672
Trade payables and accruals	10	3,531,470	—	—	—	3,531,470
Cumulative redeemable preference shares	9	58,000	58,000	841,000	—	957,000
Loans	12	1,182,272	1,182,272	492,613	—	2,857,157
		6,050,650	1,987,432	1,913,217	—	9,951,299
Balance at December 31, 2011
Finance leases	13	1,252,597	517,872	256,728	—	2,027,197
Trade payables and accruals	10	9,040,206	—	—	—	9,040,206
Cumulative redeemable preference shares	9	58,000	58,000	783,000	—	899,000
Amounts due to Group companies	10	492,150	—	—	—	492,150
		10,842,953	575,872	1,039,728	—	12,458,553

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Credit risk

Credit risk is the risk that a counterparty may default on their obligation to the Group in relation to settlement. The Group’s credit risk primarily arises from trade and other receivables. The amounts included in the balance sheet are net of allowances for impaired receivables. An allowance for impaired receivables is made when there is an identified loss event which, based on previous experience, is evidence of a reduction in the recoverability of cash flows. Each local entity is responsible for managing and analysing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered.

4.              Critical accounting estimates and judgements

The preparation of financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses.  The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making judgements about carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an on-going basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision only affects that period or in the period of the revision and future periods if the revision affects both current and future periods.

The directors consider the critical accounting policies to be the recognition of revenue, going concern and valuation of warrants and share options.

Revenue recognition

Application of the accounting principles related to the measurement and recognition of revenue requires the Group to make judgments and estimates. Even for the same service, the Group often has to interpret contract terms to determine the appropriate accounting treatments and whether a contract containing multiple deliverables can be accounted for as separate units of accounting. Significant judgment is also required in determining the fair values of the separate units of accounting.

Revenue recognition is also impacted by various factors, including the credit-worthiness of the customer. Estimates of these factors are evaluated periodically to assess the adequacy of the estimates. If the estimates were changed, revenue would be impacted.

The Group provides professional services which can include customisation and deployment services. They may be provided on a standalone basis or supplied along with software transaction arrangements. When the professional services have standalone value to the customer and there is reliable evidence of fair value of the professional service they are accounted for separately by reference to their stage of completion.

Use of the stage-of-completion method requires the Group to estimate the services performed to date as a proportion of the total services to be performed. Were the proportion of services performed to total services to be performed to differ by 10% from management’s estimates, the amount of revenue recognised in the year would be increased/ (decreased) by €81,228 if the proportion performed were increased/ (decreased).

Going concern

The Group has incurred losses in the current and previous years and is reporting significant net liabilities at the reporting date. Action has been taken to reduce these losses and the Group’s current ultimate parent company, Synchronoss Technologies Inc., has confirmed that it will continue to support the Group for a period of at least twelve months from the date of the latest consolidated statement of financial position enable liabilities to be met as they fall due.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Valuation of warrants and share options

The Group has issued warrants, which are accounted for as financial liabilities through profit and loss.  As described in Notes 8 and 9, the Group uses valuation techniques that include inputs that are not based on observable market data to estimate the fair value of its warrants and share options.  Notes 8 and 9 provide detailed information about the key assumptions used in the determination of the fair value of these financial instruments.

The Group believes that the chosen valuation techniques and assumptions used are appropriate in determining the fair value of the financial instruments.

5.              Interest in subsidiaries

Set out below are the Group’s principal subsidiaries as of December 31, 2011 and 2010. Unless otherwise stated, the subsidiaries as listed below have share capital consisting solely of ordinary shares, which are held directly by the Group and the proportion of ownership interests held equals to the voting rights held by Group. The country of incorporation or registration is also their principal place of business.

Name of Entity	Place of Business	% of ownership held by the Group	Principal Activities
NewBay Software Inc.	USA	100%	Digital Content Services
NewBay Research Ltd	Ireland	100%	Dormant
NewBay Software International Limited	Ireland	100%	Intellectual Property Holding Company

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS

6.              Property, plant and equipment

	Leased Office Equipment	Office Equipment	Fixtures and Fittings	Computer software & Equipment	Total
	€	€	€	€	€
Cost:
At January 1, 2010	124,493	95,351	440,247	2,305,160	2,965,251
Additions	—	63,251	9,292	2,299,050	2,371,593
Disposals	—	—	—	(2,309)	(2,309)
At December 31, 2010	124,493	158,602	449,539	4,601,901	5,334,535

Accumulated Depreciation:
At January 1, 2010	87,227	59,285	268,672	882,756	1,297,940
Charge for year	15,866	48,535	128,074	980,889	1,173,364
On disposals	—	—	—	(1,476)	(1,476)
At December 31, 2010	103,093	107,820	396,746	1,862,169	2,469,828

Carrying amount:
At January 1, 2010	37,266	36,066	171,575	1,422,404	1,667,311
At December 31, 2010	21,400	50,782	52,793	2,739,732	2,864,707

Cost:
At January 1, 2011	124,493	158,602	449,539	4,601,901	5,334,535
Additions	—	63,875	—	2,006,670	2,070,545
Disposals	—	(62,500)	—	(9,469)	(71,969)
At December 31, 2011	124,493	159,977	449,539	6,599,102	7,333,111

Accumulated Depreciation:
At January 1, 2011	103,093	107,820	396,746	1,862,169	2,469,828
Charge for year	3,736	49,105	46,991	1,429,778	1,529,610
On disposals	—	(19,097)	—	(8,147)	(27,244)
At December 31, 2011	106,829	137,828	443,737	3,283,800	3,972,194

Carrying amount:
At December 31, 2010	21,400	50,782	52,793	2,739,732	2,864,707
At December 31, 2011	17,664	22,149	5,802	3,315,302	3,360,917

Included in the above additions relating to Computer Equipment are Assets Under Construction of €1,203,476 (2010: Nil).

The net book value of assets held under finance leases as of January 1, 2010, December 31, 2010 and 2011 amounted to €660,754, €1,825,362 and €1,634,443.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS

7.              Trade and other receivables

	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011
	€	€	€

Trade receivables	3,204,789	2,618,616	4,574,653
Less: provision for impaired receivables	—	(28,000)	(517,750)
Trade receivables - net	3,204,789	2,590,616	4,056,903

Prepayments	553,695	1,156,556	726,496
Other receivables	6,009	360,156	2,774,258
Amounts recoverable on contracts	1,119,180	2,245,534	301,631
VAT recoverable	4,588	6,616	2,897
	4,888,261	6,359,478	7,862,185

7.1           Trade receivables

The Group estimates that the carrying value of financial assets within trade and other receivables approximates their fair value due to their short-term nature. The Group considers the credit quality of trade and other receivables on a customer by customer basis.

Movement in the provision for impaired  receivables:

	2010	2011
	€	€

At 1 January	—	28,000
Increases in provision for impaired receivables	28,000	489,750
At 31 December	28,000	517,750

In determining the recoverability of a trade receivable, the Group considers the ageing of each receivable and any change in the circumstances of the individual receivables.

The creation and release of provision for impaired receivables have been included in administration expenses in the consolidated statement of comprehensive income. Amounts are charged to the provision for impaired receivables are generally written-off when there is no expectation of recovery.

As of December 31, 2010 and 2011, 59% and 30% of the Group’s trade receivables, respectively, was comprised of a single customer.  The next four largest customers accounted for 20% and 49% of the Group’s trade receivables as of December 31, 2010 and 2011, respectively.  These customers are major telecom operators.  There is no history of impaired receivables for these customers.  There are no other significant concentrations of credit risk within trade and other receivables.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The ageing of impaired receivables was as follows:

	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011
	€	€	€

Less than six months past due	—	40,000	843,500
More than six months past due	—	8,000	96,000
Total	—	48,000	939,500

The ageing of receivables that are past due but not impaired was as follows:

	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011
	€	€	€

Less than six months past due	2,446,772	325,867	911,462
More than six months past due	—	29,095	30,046
Total	2,446,772	354,962	941,508

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS

8.              Share capital

8.1                     Share capital & share premium

	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011
	€	€	€
Authorised:

100,000,000 Ordinary Shares of €0.001 each	100,000	100,000	100,000
500,000 “B” Ordinary Shares of €0.001 each	500	500	500
99,500,000 Series “A” Convertible Preference Shares of €0.001 each	99,500	99,500	99,500
	200,000	200,000	200,000

	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011
	€	€	€
Issued and fully paid:

3,003,584 (Jan 1, 2010: 1,849,470; Dec 31, 2010: 1,924,501) Ordinary Shares of €0.001 each	1,849	1,924	3,003
370,000 (Jan 1, 2010 and Dec 31, 2010: 370,000) “B” Ordinary Shares of €0.001 each	370	370	370
2,543,491 (Jan 1, 2010 and Dec 31, 2010: 2,506,460) Series “A” Convertible Preference Shares of €0.001 each	2,506	2,506	2,543
	4,725	4,800	5,916

	Number of	Share Capital	Share Premium
	shares	€	€

Balance as of January 1, 2010	4,725,930	4,725	11,193,885
Issue of Ordinary Shares	75,031	75	77,437
Balance as of December 31, 2010	4,800,961	4,800	11,271,322
Issue of Series “A” Convertible Preference Shares	37,031	37	453,223
Issue of Ordinary Shares	1,079,083	1,079	1,281,611
Balance as of December 31, 2011	5,917,075	5,916	13,006,156

During the year ended December 31, 2010, the Group issued 75,031 ordinary shares of €0.001 each. Share premium of €1.019 per share for 66,670 shares, €1.069 for 6,570 shares and €1.349 for 1,791 shares was received during the year.

During the year ended December 31, 2011, the Group issued 1,079,083 ordinary shares of €0.001. Share premium of €0.149 per share for 75,000 shares,  €1.019 per share for 133,330 shares, €1.069 per share for 142,000 shares, €1.249 per share for 1,510 shares, €1.259 per share for 1,420 shares and €1.349 for 725,823 shares was received during the year. During the year the Group also issued 37,031 Series “A” Convertible preference shares of €0.001 each at par value to net settle the warrants.  Cash of €37 was received with respect to the nominal value of the shares issued.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Share rights —

The ordinary shares and the Series “A” Convertible Preference Shares carry equal voting rights. “B” ordinary shares carry no voting rights, but rank pari-pasu with the ordinary shares in all other respects. Subject to the terms of the Articles of Association the Series “A” Convertible Preference Shares carry an option to convert to ordinary shares on a one for one basis. Also subject to the terms of the Articles of Association the Series “A” Convertible Preference Shares carry preferential rights over other share classes where distributions are to be paid.

In October 2011 Research In Motion Limited (RIM) acquired the entire issued share capital of NewBay Software Limited. In April 2012 RIM converted the 2,543,491 Series “A” Convertible Preference shares of €0.001 into ordinary shares having the same rights and privileges and being subject to the limitations and restrictions of the ordinary shares.

The redeemable cumulative preference shares issued by the Company have been classified as a financial liability (see Note 9).

8.2       Share options

The Group had a share option scheme for certain employees. Options were exercisable at a price determined by the Board having regard to the estimated market price of the Group’s shares on the date of grant. The vesting period was 1-4 years from the date of grant. Options were forfeited if the employee leaves the Group before the options vest.

On the sale of the Company to RIM in October 2011 the Group exercised its discretion to permit all invested share options to immediately vest.  All vested share options were exercised in full.

The number and weighted average exercise price of share options granted under the plan is as follows:

		2009		2010		2011
		Weighted		Weighted		Weighted
		average		average		average
	Number	exercise	Number	exercise	Number	exercise
	of share	price	of share	price	of share	price
	options	€	options	€	options	€

Outstanding at 1 January	817,710	1.03	943,285	1.07	931,706	1.10
Granted during the year	125,575	1.35	218,659	1.35	119,993	1.35
Exercised during the year	—	—	(75,031)	1.20	(1,051,699)	1.28
Expired at 31 December	—	—	(155,207)	1.21	—	—

Outstanding at 31 December	943,285	1.07	931,706	1.10	—	—

The Group recognised total expenses of €166,084 related to equity settled share-based payment transactions during the year ended December 31, 2011 (2010: €69,905).

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The fair values of the options were calculated using the Black Scholes option pricing model. The inputs into the model were as follows:

	January 1, 2010	December 31, 2010	December 31, 2011
Exercise price range	€1.47 - €1.35	€1.47 - €1.35	€1.47 - €1.35
Expected volatility	44%	43 - 45%	44%
Expected life	1 - 4 years	1 - 4 years	1 - 4 years
Risk free rate	4.9%	1.85% - 4.9%	4.9%
Expected dividends	0%	0%	0%

Expected volatility was determined by using the historical volatility of comparable companies in its industry. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations.

9.              Other financial liabilities

Redeemable cumulative preference shares -

725,000 redeemable cumulative preference shares with a coupon rate of 8% per annum were issued on December 13, 2010 to Enterprise Ireland (“EI”), a government body.  The redeemable cumulative preference shares carry no voting rights.  The shares are redeemable on December 14, 2015  and also carry preferential rights over the other share classes where distributions are to be made (including the right to payment of annual fixed cumulative preferential dividend at a rate of 8% per annum on the amount paid up (including any share premium) on the preference shares and repayment of the capital paid on winding up of the Group in priority to any payment of dividend on any other class of shares in the Group).

The redeemable cumulative preference shares entitle the holder to an 8% cumulative dividend of which 3% is paid annually.  The remaining 5% is deferred pending the validation of certain expenditure through March 31, 2012 by EI.  In the event that the expenditure is validated by EI, the accrued 5% dividend is waived. In addition, in the event of a change of control EI was entitled to an additional premium of €72,500 per annum less the cumulative dividends paid to date.

The Group has designated the redeemable cumulative preference shares as a financial liability carried at amortised cost. The redeemable cumulative preference shares were initially recorded at €703,170 because €21,830 was allocated to the share warrants issued at the same time (see below).

Dividends of €72,500 (2010: €nil) have been accrued on the redeemable cumulative preference shares and are included in finance costs in the consolidated statement of comprehensive income.

Warrants —

Contemporaneously with the issuance of the redeemable cumulative preference shares the Company issued warrants to EI which entitle EI to subscribe for up to 12,655 Series A Convertible Preference Shares of €0.001 at an exercise price of €6.71 per share.  In the event of a subsequent round of funding at a lower price the exercise price is also adjusted.  The warrants expire on the earlier of (i) the 10th anniversary of December 10, 2010 or (ii) the date that is the fifth anniversary of a public listing. The warrants were net share settled through the issue of 7,418 Series “A” Convertible Preference Shares in October 2011 when the Company was acquired by RIM.

The Company also issued warrants to the holders of the loans (see note 12) received during the year ended December 31, 2010 which entitle the holders to subscribe for up to 52,482 Series A Convertible Preference Shares of €0.001 each in the capital of the Company at an exercise price of €6.71 per share.  The warrants expire on the earlier of (i) the 10th anniversary of May 20, 2010 (issue date) or (ii) the date that is the fifth anniversary of a public listing.  The warrants may also be net settled by converting the warrants into warrant shares of the Company either in cash for the par value of the warrant share or at a discount on the warrant share.  These warrants were net share settled through the issue of 14,918 Series “A” Convertible Preference

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Shares to each of the holders in October 2011. The warrants were initially recorded at fair value with a corresponding amount recorded as deferred loan issuance costs to be amortised over the term of loan using the effective interest method.  Upon drawdown of the loan the unamortised cost was offset against the proceeds received.  The resulting discount on the loan was amortised over the expected term of the loan using the effective interest method.

The warrants were accounted for as a financial liability at fair value through profit and loss as permitted by IAS 39. Upon issuance the warrants were recorded at fair value and subsequent changes in the fair value of €340,859 (2010: €nil) are included in other gains and losses in the consolidated statement of comprehensive income.

The fair values of the warrants were calculated using the Black Scholes option pricing model. The inputs into the model were as follows:

	At inception	December 31, 2010
Share price	€6.71	€6.71
Exercise price	€6.71	€6.71
Expected volatility	45%	45%
Expected life	2 years	2 years
Risk free rate	1.9%	1.9%
Expected dividends	0%	0%

Expected volatility was determined by using the historical volatility of comparable companies in its industry. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of early redemption expectations.

10.       Trade and other payables

	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011
	€	€	€

Trade payables	531,680	657,103	654,165
Payroll taxes payable	763,956	812,023	913,252
VAT and sales taxes payable	3,297	13,565	123,835
Accrued expenses	2,289,932	1,993,743	3,487,555
Other payables	5,609	55,036	—
Amounts due to Group companies (Note 24)	—	—	492,150
	3,594,474	3,531,470	5,670,957

Trade and other payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.  Trade and other payables comprise amounts outstanding for trade purchases and ongoing costs and are non-interest bearing. The Group has payment terms of 30 to 60 days. Certain suppliers reserve the right to charge interest on balances past their due date.  The Group has financial risk management policies in place to ensure that all payables are paid within the credit term.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.       Provisions

	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011
	€	€	€

Legal provision	—	—	3,864,286
Total	—	—	3,864,286

The Group recorded a provision in the year ended December 31, 2011 of €3,864,286 (2010: €nil) in respect of a legal action taken against it by a competitor alleging patent infringement. In December 2012, the Group entered into a license and settlement agreement.  The Group was granted a limited license to the competitor’s patents.  As a result of entering into the patent license and settlement agreement, the legal action was dismissed.

12. Loans

	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011
	€	€	€

Current portion of loans	—	981,947	—
Non-current portion of loans	—	1,421,933	—
Total	—	2,403,880	—

On May 20, 2010, the Group entered into a loan facility for up to €3,000,000.  The loan bears interest at a rate equal to 11.9% per annum and there is a first charge secured on all property, rights and assets of the Group. The loan was repayable in thirty six monthly payments commencing June 1, 2010.

The loan was repaid in full in October 2011 following RIM’s acquisition of the Company.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.       Finance leases

	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011
	€	€	€

Current obligations under finance leases	455,425	1,198,618	1,166,387
Non-current obligations under finance leases	326,008	1,294,254	721,288
Total finance leases	781,433	2,492,872	1,887,675

The carrying amounts of the Group’s finance lease obligations are denominated in the following currencies:

	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011
	€	€	€

US dollar	133,507	1,688,037	1,041,826
Euro	647,926	804,835	845,849
	781,433	2,492,872	1,887,675

	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011
	€	€	€
Future minimum payments under finance leases are as follows:

Payable within one year	488,897	1,278,908	1,252,597
Payable between one and five years	342,074	1,326,764	774,600
Total gross payments	830,971	2,605,672	2,027,197
Less finance charges allocated to future periods	(49,538)	(112,800)	(139,522)
Present value of minimum payments	781,433	2,492,872	1,887,675

It is the Group’s policy to lease certain of its office and computer equipment under finance leases. Lease terms vary from three to five  years. For the years ended December 31, 2010 and 2011, the average effective borrowing rate was 7.25% and 7.75%, respectively. Interest rates are fixed at the contract date, and thus expose the Group to fair value interest rate risk. All leases are on a fixed repayment basis.

The Group’s obligations under finance leases are secured by the lessors’ title to the leased assets.

14.       Defined contribution retirement benefit plan

For the years ended December 31, 2010 and 2011, charges of €142,889 and €107,687 are included in administrative expenses in the statement of comprehensive income.  As of January 1, 2010, December 31, 2010 and December 31, 2011 amounts outstanding in relation to defined contribution retirement benefit plan costs were €8,523, €13,014 and €26,020, respectively.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.       Expenses by nature

	2010	2011
	€	€

Net foreign exchange (gains)/losses	(473,328)	383,690
Depreciation of property, plant and equipment	1,173,364	1,529,610
Wages and salaries	13,867,910	13,745,521
Social security costs	1,326,954	1,693,149
Defined contribution retirement benefit plan (Note 14)	142,889	107,687
Share options granted to directors and employees (Note 8.2)	69,905	166,084
Property costs (including rent)	1,278,840	1,302,575
Grants receivable	(580,020)	(3,782,324)

16.       Finance income

	2010	2011
	€	€

Bank deposits	47,123	13,813
Finance income	47,123	13,813

17.       Finance costs

	2010	2011
	€	€

Loan interest	184,480	324,721
Lease interest	142,826	131,165
Dividend expense	—	72,500
Finance costs	327,306	528,386

18.       Other gains and losses

	2010	2011
	€	€

Loss arising on financial liabilities designated as fair value through statement of comprehensive income	—	340,859
Loss on settlement of loan	—	35,664
Other gains and losses	—	376,523

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.       Income tax expense/(credit)

	2010	2011
	€	€
Current tax:
Domestic	10,626	(6,712)
Foreign	—	—
	10,626	(6,712)
Deferred tax	—	—
Income tax expense/(credit)	10,626	(6,712)

The tax charge on the Group’s loss before tax differs from the theoretical amount that would arise using the Irish standard corporation tax rate applicable to profits of the consolidated companies as follows:

	2010	2011
	€	€

Loss before income tax	(5,233,645)	(4,950,235)
Tax at the Republic of Ireland corporation tax rate of 12.5% (2011: 12.5%)	(654,206)	(618,780)
Effects of:
Tax on passive income	5,890	1,727
Change in unrecognised deferred tax assets	650,785	1,843,949
Previously unrecognised tax losses utilised in the current year	11,781	816,801
Tax effect of income not taxable in determining taxable profits	(45,903)	(454,443)
Tax effect of expenses that are not deductible in determining taxable profits	(1,369)	(65,756)
Effect of different tax rates of subsidiaries operating in other jurisdictions	43,648	(1,530,210)
Income tax expense/(credit)	10,626	(6,712)

As of December 31, 2010 and 2011, the applicable tax rate for the Group was 12.5% which represents the corporation tax rate payable by entities in Ireland on taxable profits in that jurisdiction. The Group has a potential deferred tax asset of €4,939,357 (2010: €4,687,859) as a result of trading losses incurred and other temporary differences. This asset has not been recognised as the directors have not deemed it as probable that the Group will generate sufficient trading profits in the foreseeable future to utilise losses forward. Trading losses carried forward relate to the Irish entity and there are no restrictions on when these may be utilised.

Given that tax credits would be available in the context of the Group’s investments in subsidiaries in the jurisdictions in which the Group operates, the aggregate amount of temporary differences in respect of which deferred tax liabilities have not been recognised would be immaterial.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.       Cash used in operations

	2010	2011
	€	€

Loss before income tax	(5,233,645)	(4,950,235)
Adjustments for:
– Depreciation of property, plant and equipment (Note 6)	1,173,364	1,529,610
– Interest paid	326,315	426,922
– Interest received	(47,124)	(13,813)
– Income tax paid	(19,636)	(5,865)
– Provision for impaired receivables	(28,000)	(489,750)
– Share-based payments expense (Note 8.2)	69,905	166,084
– Increase in provisions	—	3,864,286
Movements in working capital:
– Increase in trade and other receivables	(1,372,095)	(837,733)
– (Decrease) / increase in trade and other payables	(80,321)	2,116,869
– Decrease / (increase) in deferred revenue	3,507,284	(1,842,851)
Cash used in operations	(1,703,953)	(36,476)

21.       Contingencies

As of December 31, 2010 and 2011 if certain circumstances occur before the expiration of the government grant agreement, certain grants could be revoked, cancelled or abated by up to a maximum amount of €978,196. Grant agreements extend for different periods but principally expire in 2014. These circumstances relate to the Group carrying out the projects in compliance with the conditions of the individual grant offer letters. The directors of the Group believe that they have complied with all conditions of the grant agreements.

22.       Operating lease arrangements

The Group leases various retail outlets under non-cancellable operating lease agreements. The lease terms are between five and 10 years, and the majority of lease agreements are renewable at the end of the lease period at market rate. Minimum lease payments recognised as an expense during the year were €1,041,039 (2010: €995,064).

The future aggregate minimum lease payments under non-cancellable operating leases in respect of leased properties are as follows:

	Jan 1, 2010	Dec 31, 2010	Dec 31, 2011
	€	€	€

No later than 1 year	1,231,183	1,271,216	1,263,005
Later than 1 year and no later than 5 years	4,779,501	4,386,372	4,586,848
Later than 5 years	2,341,568	1,463,480	—
	8,352,252	7,121,068	5,849,853

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23.       Fair value of financial instruments

23.1     Fair value of financial instruments carried at amortised cost

The Group considers that the carrying amount of financial assets and financial liabilities carried at amortised cost recognised in the financial statements approximates their fair values.

23.2     Fair value measurements recognised in the consolidated statement of financial position

The following note provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into levels based upon on the degree to which the fair value is observable.

•           Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities.

•           Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•           Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Group has determined that the warrant liability falls under Level 3.  For the year ended December 31, 2011 the total loss recognised in the consolidated statement of comprehensive income was €340,259 (2010: €nil).  There were no transfers into or out of Level 3 in any of the periods presented.

24.       Related party transactions

As of December 31, 2011 Research in Motion Limited (RIM Ltd) was the immediate and ultimate parent company.

During the year RIM Ltd provided loans to NewBay Software Limited amounting to €492,150. These loans were provided on an unsecured interest free basis and were repayable on demand.  This loan was repaid in full on December 24, 2012.

25.       Compensation of key management personnel

Key management includes directors (executive and non-executive). The compensation paid or payable to key management for employee services is shown below:

Key management personnel

	2010	2011
	€	€

Short Term Employee benefits	1,270,576	1,333,209
Post-Employment Benefits	19,959	17,151
Other Long Term Benefits	12,056	12,056
	1,302,591	1,362,416

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26.       Events after the balance sheet date

On December 24, 2012 the Group was acquired by Synchronoss Technologies Ireland Limited a subsidiary of Synchronoss Technologies Inc. for consideration of $55.5 million paid in cash to RIM Ltd, and there was no assumption of cash or debt.

27.       IFRS 1 transition

These are the Group’s first consolidated financial statements prepared in accordance with IFRS.

The accounting policies set out in note 2 have been applied in preparing the financial statements for the year ended December 31, 2011, the comparative information presented in these financial statements for the year ended December 31, 2010 and in the preparation of an opening IFRS balance sheet as of January 1, 2010 (the Group’s date of transition).

In preparing its opening IFRS balance sheet, the Group has adjusted the amounts reported previously in financial statements prepared with generally accepted accounting standards in Ireland (“Irish GAAP”). An explanation of how the transition from Irish GAAP to IFRSs has affected the Group’s financial position, financial performance and cash flows is set out in the following tables and notes.

Set out below are the applicable IFRS 1 exemptions and exceptions applied in the conversion from Irish GAAP to IFRS.

27.1              IFRS exemption options

Exemption for cumulative translation differences

IFRS 1 permits cumulative translation gains and losses to be reset to zero at the transition date. This provides relief from determining cumulative currency translation differences in accordance with IAS 21: The effects of changes in foreign exchange rates, from the date a subsidiary or equity method investee was formed or acquired. The Group elected not to reset all cumulative translation gains and losses to zero in opening retained earnings at its transition date.

The remaining voluntary exemptions do not apply to the Group:

•        IFRS 3 “Business Combinations”, as there have been no business combinations within the Group;

•        IFRS 2 “Share-based payment” (“IFRS 2”) and IAS 17 “Leases” (“IAS 17”), as Irish GAAP and IFRS were already aligned in regards to these transactions; and

•                  Assets and liabilities of subsidiaries, associates and joint ventures, as only the Group’s consolidated financial statements have been prepared in accordance with IFRSs.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27.2              IFRS adjustments

The adoption of IFRS resulted in the following adjustments:

Revenue recognition

The Group derives its revenue from the sale of software licences, related hardware, customisation and deployment services, hosting services and maintenance and support services.

Under Irish GAAP, revenue was recognised upon delivery of the product to the customer, as long as all deliverables, impacting the execution of the licence, had been completed. Under IFRS, licence and set-up fees are deferred and recognised on a straight line basis over the remaining obligations to be performed in respect of the underlying contract.

Professional service arrangements include customisation and deployment services. Under Irish GAAP revenue on all professional service arrangements was recognised using the percentage of completion contract accounting method.  Under IFRS they are accounted for separately when the professional services have value to the customer on a standalone basis and there is reliable evidence of fair value of the professional service. When accounted for separately, revenues are recognised as services are performed and all other elements of revenue recognition have been satisfied. Where professional service arrangements do not to qualify to be accounted for separately, revenues are recognised rateably over the remaining terms of the transaction contract.

Warrants

Under Irish GAAP no accounting recognition was given to the warrants upon issuance.  Upon exercise the fair value of the shares issued was recorded to equity.

Under IFRS the warrants meet the definition of a derivative under IAS 39 that must be recorded at fair value through profit and loss.  The initial recognition of the warrants results in a discount arising on the redeemable cumulative preference shares that is then amortised over the expected term of the redeemable cumulative preference shares using the effective interest rate method.  In the case of the loans the amount is initially recorded as debt issuance costs that is then allocated against the amounts borrowed and then amortised using the effective interest rate method over the expected term.  Subsequent to initial recognition changes in the fair value of the warrants are recorded through other gains and losses in the consolidated statement of comprehensive income.

27.3              Reconciliation of Irish GAAP to IFRS

Subsequent to the acquisition of the Group by RIM Limited, the Group changed its statutory year end to February 29 in order to align year ends with its new parent company.  Accordingly, its most recent statutory accounts under Irish GAAP were for the 14 months ended February 29, 2012.  The United States Securities and Exchange Commission’s rules and regulations do not permit an accounting period to exceed 12 months.

Reconciliation of equity as of January 1, 2010

As detailed within note 26, the Company was acquired by Synchronoss Technologies Ireland Limited, a subsidiary of Synchronoss Technologies Inc. subsequent to year end. Synchronoss Technologies, Inc. has a December 31 year end.  In order to present the most useful information to investors the Group decided to present non-statutory financial statements for the years ended December 31, 2010 and 2011 and unaudited interim statements for the nine months ended September 30, 2011 and 2012.

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Irish GAAP statutory accounts were prepared for year ended December 31, 2010 and the 14 months ended February 29, 2012. As a result the reconciliations as of December 31, 2011 and the year then ended include an adjustment to eliminate the results of operations for the two months ended February 29, 2012 for the purposes of reconciling to the non-statutory IFRS financial statements for the year ended December 31, 2011.

	Irish
	GAAP Jan 1, 2010	Effect of Transition	IFRS
	€	€	€
ASSETS
Non-current assets
Property, plant and equipment	1,667,311	—	1,667,311
	1,667,311	—	1,667,311
Current assets
Corporation tax repayable	25,068	—	25,068
Trade and other receivables	6,322,310	(1,434,049)	4,888,261
Cash and cash equivalents	6,458,119	—	6,458,119
	12,805,497	(1,434,049)	11,371,448
Total assets	14,472,808	(1,434,049)	13,038,759

EQUITY
Capital and reserves attributable to equity holders of the Group
Share capital	4,725	—	4,725
Share premium	11,193,885	—	11,193,885
Share based payment reserve	306,889	—	306,889
Exchange translation reserve	(197,868)	101,339	(96,529)
Accumulated deficit	(2,085,218)	(9,143,079)	(11,228,297)
Total equity	9,222,413	(9,041,740)	180,673

LIABILITIES
Non-current liabilities
Finance leases	326,008	—	326,008
Deferred revenue	—	3,986,624	3,986,624
	326,008	3,986,624	4,312,632
Current liabilities
Deferred revenue	874,488	3,621,067	4,495,555
Trade and other payables	3,594,474	—	3,594,474
Finance leases	455,425	—	455,425
	4,924,387	3,621,067	8,545,454
Total liabilities	5,250,395	7,607,691	12,858,086
Total equity and liabilities	14,472,808	(1,434,049)	13,038,759

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reconciliation of equity as of December 31, 2011

	Irish GAAP		Irish GAAP	Effect of
	Feb 29, 2012	Adjustments	Dec 31, 2011	Transition	IFRS
	€	€	€	€	€
ASSETS
Non-current assets
Property, plant and equipment	4,005,922	(645,005)	3,360,917	—	3,360,917
	4,005,922	(645,005)	3,360,917	—	3,360,917
Current assets
Corporation tax recoverable	—	46,655	46,655	—	46,655
Trade and other receivables	9,221,542	(562,991)	8,658,551	(796,366)	7,862,185
Cash and cash equivalents	8,333,294	(4,945,448)	3,387,846	—	3,387,846
	17,554,836	(5,461,784)	12,093,052	(796,366)	11,296,686
Total assets	21,560,758	(6,106,789)	15,453,969	(796,366)	14,657,603

EQUITY
Capital and reserves attributable to equity holders of the Group
Share capital	5,916	—	5,916	—	5,916
Share premium	12,552,933	—	12,552,933	453,223	13,006,156
Exchange translation reserve	(679,468)	351,108	(328,360)	(686,172)	(1,014,532)
Accumulated deficit	(14,559,701)	1,975,033	(12,584,668)	(8,288,545)	(20,873,213)
Total equity	(2,680,320)	2,326,141	(354,179)	(8,521,494)	(8,875,673)

LIABILITIES
Non-current liabilities
Finance leases	537,788	183,500	721,288	—	721,288
Deferred revenue	—	—	—	2,964,480	2,964,480
Preference shares	725,000	—	725,000	(17,875)	707,125
	1,262,788	183,500	1,446,288	2,946,605	4,392,893
Current liabilities
Deferred revenue	2,247,645	1,415,472	3,663,117	4,775,636	8,438,753
Trade and other Payables	15,777,207	(10,109,137)	5,668,070	2,887	5,670,957
Provisions	3,864,286	—	3,864,286	—	3,864,286
Finance leasesee	1,089,152	77,235	1,166,387	—	1,166,387
	22,978,290	(8,616,430)	14,361,860	4,778,523	19,140,383
Total liabilities	24,241,078	(8,432,930)	15,808,148	7,725,128	23,533,276
Total equity and liabilities	21,560,758	(6,106,789)	15,453,969	(796,366)	14,657,603

NewBay Software Limited

NOTES TO THE NON-STATUTORY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reconciliation of Comprehensive Income for the year ended December 31, 2011

	Irish GAAP
	14-months		Irish GAAP
	ended		Year ended	Effect of
	Feb 29, 2012	Adjustments	Dec 31, 2011	Transition	IFRS
	€	€	€	€	€
Revenue	23,781,179	(3,581,383)	20,199,796	3,343,857	23,543,653
Cost of sales	(4,756,411)	1,156,708	(3,599,703)	—	(3,599,703)
Gross profit	19,024,768	(2,424,675)	16,600,093	3,343,857	19,943,950
Sales and marketing expenses	(4,446,135)	869,723	(3,576,412)	—	(3,576,412)
Research and development expenses	(12,222,250)	1,939,411	(10,282,839)	—	(10,282,839)
Administration expenses	(11,295,468)	1,535,320	(9,760,148)	—	(9,760,148)
Foreign currency exchange differences	(403,447)	19,757	(383,690)	—	(383,690)
Operating (loss)/profit	(9,342,532)	1,939,536	(7,402,996)	3,343,857	(4,059,139)

Finance and other income	15,146	(1,333)	13,813	—	13,813
Finance costs	(436,969)	(54,831)	(491,800)	(36,586)	(528,386)
Other gains and losses	—	—	—	(376,523)	(376,523)
(Loss)/profit before income tax	(9,764,355)	1,883,372	(7,880,983)	2,930,748	(4,950,235)
Income tax expense	(311,533)	318,245	6,712	—	6,712
(Loss)/profit for the year	(10,075,888)	2,201,617	(7,874,271)	2,930,748	(4,943,523)

Other comprehensive income:
Exchange translation adjustment	116,925	153,240	270,165	54,164	324,329
Total comprehensive (loss)/profit	(9,958,963)	2,354,857	(7,604,106)	2,984,912	(4,619,194)

Reconciliation of Consolidated Cash Flow Statement between Irish GAAP and IFRS for the year ended December 31, 2011

There is no reconciliation of the cash flow statement between Irish GAAP and IFRS as there was no requirement to prepare a cash flow statement under Irish GAAP for the period ended February 29, 2012.

28.       Approval of financial statements

The financial statements were approved for issuance by the board of directors on March 7, 2013.